Electron Capital Partners, LLC

CODE OF ETHICS

A. Purpose and Scope

The Company and its Supervised Persons have a fiduciary duty to the Company’s Clients. That fiduciary duty requires that the Company implement and enforce certain standards of conduct that are applicable to all of its Supervised Persons in order to protect the confidentiality of material nonpublic information held by the Company and to govern such employees’ personal securities trading activities. To that end, and in accordance with Rule 204A-1 under the Advisers Act the Company has adopted this code of ethics (this “Code of Ethics”).

As a fiduciary, Electron is committed to maintaining the highest ethical standards in all business activities, including the management of separate accounts, private investments funds managed by Electron, and any Registered Investment Companies which are advised or sub-advised by Electron (“Reportable Funds”). Each Supervised Person must carefully read this Code of Ethics. Each Supervised Person must sign, date, and return the Certificate of Compliance for this Code of Ethics and Insider Trading Policy via ComplianceAlpha. See Exhibit E. to the Chief Compliance Officer to indicate that the Supervised Person has read this Code of Ethics and Insider Trading Policy. Each Supervised Person must keep this copy of this Code of Ethics for reference.

B. Definitions

“Access Person” means any Supervised Person, including any officer, director, employee, or principal of the Company who: (i) has access to nonpublic information regarding (x) any Client’s purchase or sale of Securities (as defined below) or (y) the portfolio holdings of any Reportable Fund; or (ii) is involved in making Securities recommendations to Clients, or has access to such recommendations that are nonpublic. For purposes of this Code of Ethics, the term “Access Persons” shall also include all directors, officers and principals of the Company and any other person so designated by the Chief Compliance Officer.

“Beneficial Ownership” means an interest in a Security for which an Access Person or any member of the Access Person’s immediate family (i.e., anyone residing in the same household or to whom the Access Person of other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of this Code of Ethics, the term “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, the Investment Company Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Personal Securities Transactions” means any transaction in which an Access Person or his or her immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interest.

“Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by registered open-end investment companies (other than that are affiliated with the Company); (v) interests in 529 college savings plans; and (vi) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are affiliated with the Company).

“Digital Asset” if an Access Person wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), consult with the Chief Compliance Officer as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.24 The Chief Compliance Officer may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the Chief Compliance Officer determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

“Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire Securities and convertible instruments, as well as commodity futures contracts, Securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private offering.

C. Persons Covered by this Code of Ethics

This Code of Ethics is applicable to all Access Persons/Supervised Persons.

24 https://www.sec.gov/files/dlt-framework.pdf

D. Statement of General Principles

One of the primary goals of this Code of Ethics is to identify and resolve conflicts of interest to the benefit of the Company’s Clients. Accordingly, the Company acknowledges the general principles that Access Persons:

• owe a fiduciary obligation to all Clients;

• have the duty at all times to place the interests of all Clients first and foremost;

• must refrain from taking inappropriate advantage of one’s position with the Company;

• must conduct their Personal Securities Transactions in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;

• must avoid actions or activities that allow (or appear to allow) them or their immediate families to benefit from their position with the Company, at the expense of the Company’s Clients, or that bring into question his or her independence or judgment.

• must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with this Code of Ethics, and should not take any action in connection with Personal Securities Transactions that could cause even the appearance of unfairness or impropriety, relative to the Company’s Clients. Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer, and should be resolved in favor of Client interests.

Finally, this Code of Ethics requires Access Persons, among other things, to: (i) have all Personal Securities Transactions involving Reportable Securities pre-approved (other than those permitted as set forth below); (ii) report all their Personal Securities Transactions involving Reportable Securities to the Chief Compliance Officer periodically; and (iii) certify their compliance with this Code of Ethics on at least an annual basis.

E. Personal Securities Transactions and Prohibited Transactions

1. Approved Transactions Only

Unless otherwise specifically permitted by this Code of Ethics, an Access Person may only effect a Personal Securities Transaction in a Reportable Security, including Limited Offerings and investments in Initial Public Offerings, if such Personal Securities Transaction has been pre- approved by the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre-Approval. Note that transactions in Exchange-Traded Funds (“ETFs”) and Exchange- Traded Notes (“ETNs”) do not require pre-approval; however, they are reportable as provided for under Reporting Requirements below.

The Chief Compliance Officer will examine the impact of any proposed Personal Securities Transaction involving Reportable Securities in light of the provisions of this Code of Ethics and the facts and circumstances surrounding the proposed transaction. In the event that an Access Person effects an unapproved or otherwise prohibited Personal Securities Transaction, such Access Person may be required, at the discretion of the Chief Compliance Officer, to close out his or her position in the Security and to disgorge any profit from the transaction. Such activity may subject the Access Person to additional reprimand, up to and including termination of such Access Person’s employment.

2. Procedures for Pre-Approval

Generally, the Chief Compliance Officer’s prior approval is required for each Personal Securities Transaction involving Reportable Securities. The Chief Compliance Officer requires prior approval for his own Personal Securities Transactions involving Reportable Securities from the Company’s Managing Member. A Trading Request Form, accessible via ComplianceAlpha setting forth the details of the transaction should be used to obtain such approval. See Exhibit F. The Chief Compliance Officer shall promptly notify the Access Person of approval or denial of clearance for such transaction through ComplianceAlpha. Pre-approval must be obtained via ComplianceAlpha prior to the execution of the proposed Personal Securities Transaction, and, unless otherwise provided in the written approval thereof, is valid for only 24 hours after such Personal Securities Transaction has been approved. 25 All securities, including non-Reportable Securities, should be held for a minimum of 30-calendar days before selling. However, it should be noted that, from time to time, certain exceptions to the 30-calendar day holding period may be granted for Access Persons, subject to the approval of the Chief Compliance Officer. Prior to granting an exception, the Chief Compliance Officer will review the trade to determine whether it presents a conflict of interest for any Client and will deny the request if a conflict of interest is present. The Chief Compliance Officer will maintain a written record of any proposed Personal Securities Transaction to be effected on behalf or for the benefit of himself via ComplianceAlpha.

25 Approved transactions in limited offerings (e.g., interests in hedge funds, private equity funds etc.) must be made within the timeframe indicated by the employee at the time of the request.

3. Factors Considered in Pre-Approval of Personal Securities Transactions involving Reportable Securities

Generally, the factors described below should be considered in determining whether to approve a proposed Personal Securities Transaction involving Reportable Securities. However, if warranted by the nature of the Personal Securities Transaction, the Chief Compliance Officer has the authority to approve a Personal Securities Transaction on any other basis. The factors to generally be considered are: (i) whether any Client has a pending “buy” or “sell” order in that Security or has completed a recent purchase or sale of that Security26; (ii) whether the amount or nature of the Personal Securities Transaction or person effecting the transaction is likely to affect the price of or market for the Security; and (iii) whether the Personal Securities Transaction would create the appearance of impropriety, regardless of whether an actual conflict exists.

F. Prohibitions and Restrictions Applicable to All Access Persons

1. Prohibition Against Fraud, Deceit and Manipulation

All Access Persons are subject to certain restrictions under the Federal Securities Laws by virtue of the fact that Electron is registered as an investment adviser with the SEC. Among other things, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by an or for a Client, Access Persons are prohibited from:

i. employing any device, scheme or artifice to defraud any Client or prospective Client;

ii. making any untrue statement of a material fact or omit to disclose to a Client or prospective Client any material fact that, in light of the circumstances under which they are made, could be construed as being misleading;

iii. engaging in any act, practice or course of business which would operate as a fraud or deceit upon any Client or prospective Client; or

iv. engaging in any manipulative practice with respect to any Client or prospective Client.

2. Client Priority

Access Persons must give priority on all investments to the Company’s Clients prior to the execution of transactions for any: (i) personal account of such Access Person or for which such Access Person maintains Beneficial Ownership; (ii) Securities account maintained for any person that is not a Client of the Company in which such Access Person exercises control or provides investment advice; and (iii) proprietary Securities account maintained for the Company or its employees, as applicable. Accordingly, trading for such accounts must be conducted so as not to conflict with the interests of any Client of the Company. Whether a specific transaction or other action falls into this category will vary based on the relevant facts and circumstances of each

26 Employees who seek to purchase securities in a name the Funds are also purchasing, must seek approval and wait at least 1 day before trading in such securities.

transaction or other action. However, an inherent conflict of interest exists in each of the following situations, each of which is prohibited by this Code of Ethics:

• contemporaneously purchasing the same Securities for a Client account and an account of an Access Person;

• knowingly purchasing or selling Securities, directly or indirectly, in such a way as to cause an adverse effect on the value of a Client’s account;

• using knowledge of Securities transactions by a Client to profit personally, directly or indirectly, by the market effect of such transactions; and

• giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client, except to the extent necessary to effectuate such transactions.

• The Company’s Clients must always receive the best price (or the same price), in relation to Access Persons, on same day transactions.

3. Restricted List

It is the Access Person’s responsibility to determine whether a Security is on the Company’s restricted list prior to the execution of any Personal Securities Transactions (see the Company’s Material Nonpublic Information Policy).

G. Reporting Requirements

Access Persons must comply with the reporting requirements set forth below.

1. Initial and Annual Securities Holdings Report

Within 10 days of the date an employee of the Company first becomes an Access Person and thereafter on an annual basis within 45 days after the end of each calendar year, such employee must submit a report via ComplianceAlpha to the Chief Compliance Officer listing all Reportable Securities and Reportable Securities accounts in which he or she has a direct or indirect Beneficial Ownership. Thereafter, Access Persons must notify the Chief Compliance Officer and receive authorization before opening any new Securities accounts.

Each Initial and Annual Securities Holdings Report must contain, at a minimum:

a. The title and type of security, and as applicable the exchange ticker or CUSIP number, the number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial interest;

b. The name of any broker, dealer or bank with which the Access Person maintains an account in which Reportable Securities are held for the Access Person’s direct or indirect benefit; and

c. The date the Access Person submits the report.

2. Quarterly Securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a report via ComplianceAlpha to the Chief Compliance Officer listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter.

Each Quarterly Securities Transaction Report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person has any direct or indirect beneficial ownership:

a. The date of the transaction, the name of the security, and as applicable the exchange ticker or CUSIP number, number of shares or principal amount of each Reportable Security included;

b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c. The price of the security at which the transaction was effected;

d. The name of the broker, dealer or bank with or through which the transactions was effected; and

e. The date the Access Person submits the report. A transaction report need not be submitted:

a. With respect to transactions effected pursuant to an “Automatic Investment Plan”;

b. With respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; or

c. Where such information would duplicate information contained in broker-dealer account statements received by Electron or where transactions are automatically loaded to www.complianceelf.com directly (and viewable by the Chief Compliance Officer), with respect to the Access Person and within 30 days of the transaction.

If an Access Person had no reportable transactions or did not open any new Reportable Securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

3. Transactions That May Be Excluded from Quarterly Securities Transaction Reports

Access Persons are not required to report the following Reportable Securities or Personal Securities Transactions involving Reportable Securities on their Quarterly Securities Transaction Reports:

a. No Initial Securities Holdings Report, Annual Securities Holdings Report or Quarterly Securities Transaction Report is required to be filed by an Access Person with respect to securities held in any personal account over which the Access Person has (or had) no direct or indirect influence or control (pursuant to the guidelines below); and

b. Quarterly Securities Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Securities Holdings Reports).

c. An Access Person may provide monthly account statements and duplicate trade confirmations in lieu of a Quarterly Securities Transaction Report as long as such confirmations and statements are provided to the Chief Compliance Officer not later than 30 days after the close of the calendar quarter in which the transaction takes place.

Non-Discretionary Accounts: notwithstanding any of the foregoing, a Reportable Securities Account does not include any account over which an access person has “no direct or indirect influence or control” by virtue of the Access Person having provided discretionary investment authority over such account to a third party investment manager or trustee (such account, a “non- discretionary account”). “No direct or indirect influence or control” over an account means that the Access Person does not:

a. Suggest purchases or sales of investments in such account to the applicable third party investment manager or trustee who has been granted discretionary investment authority over such account; or

b. Direct such third-party investment manager or trustee to purchase or sell investments on behalf of such account (including directing or advising such investment manager or trustee in regards to the relative allocation of the account’s assets to specific investments vis-à-vis other investments).

To the extent an Access Person has demonstrated to the satisfaction of the Chief Compliance Officer that an account is a Non-Discretionary Account, the Chief Compliance Officer may, in his sole discretion, exempt such account from the pre-clearance and reporting requirements set forth herein. No Initial Securities Holdings Report, Annual Securities Holdings Report or Quarterly Securities Transaction Report is required to be filed by an Access Person with respect to securities held in any Non-Discretionary Accounts. Access Persons with Non-Discretionary Accounts generally will be required to provide the Chief Compliance Officer, via ComplianceAlpha, with:

a. A notification within 10 days of opening a new Non-Discretionary Account;

b. An initial attestation must be sent to the broker for the Non-Discretionary Account within 10 days of the date the account is opened. In addition, Access Persons must obtain this attestation for all Non-Discretionary Accounts in existence as of the date of this Code;

c. An annual confirmation from the broker via negative consent that the Access Person has no direct influence or control over the relevant accounts. The Chief Compliance Office will send the initial version of the certification to the broker and if there are no changes, no response will be required; and

d. An annual attestation to be completed for any accounts that are being excluded on the basis that they are non-discretionary.

H. Enforcement of this Code of Ethics

1. Chief Compliance Officer’s Duties and Responsibilities

The Chief Compliance Officer shall be primarily responsible for administering and enforcing the provisions of this Code of Ethics. The Chief Compliance Officer shall:

i. maintain a current list of all Access Persons;

ii. supervise, implement and enforce the terms of this Code of Ethics;

(a) provide each Access Person with a current copy of this Code of Ethics and any amendments thereto,

(b) notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code of Ethics and Insider Trading Policy;

iii. maintain a list of all Securities which the Company recommends, holds, or is purchasing or selling, or intends to recommend purchase or sell on behalf of its

Clients;

iv. determine whether any particular Personal Securities Transactions should be exempted pursuant to the provisions this Code of Ethics27;

v. maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or to participate in any investigation concerning violations of applicable law;

vi. review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics: (a) for each new Access Person, to determine if any conflict of interest or other violation of this Code of Ethics results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of this Code of Ethics has occurred;

vii. review on a quarterly basis all Securities reported on the Quarterly Securities Transaction Reports required to be provided by each Access Person pursuant to this Code of Ethics for such calendar quarter to determine whether a Code of Ethics violation may have occurred;

viii. review any other statements, records and reports required by this Code of Ethics; and

27 Examples include but are not limited to; non-volitional transactions (e.g., options that are called away), shares acquired through employee stock purchase plans or shares that are awarded as compensation through employee stock ownership plans.

ix. review on a periodic basis and update as necessary, this Code of Ethics.

2. Violations of this Code of Ethics

If the Chief Compliance Officer determines that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action including, without limitation imposing sanctions, as the Chief Compliance Officer deems appropriate, and reporting such violation and the sanctions imposed to Electron. Sanctions may include, but not be limited to, a ban on personal account trading and surrender of any profits. The Chief Compliance Officer shall monitor his own Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy.

If the Chief Compliance Officer finds that an Access Person has violated this Code of Ethics, the Chief Compliance Officer will impose upon such Access Person sanctions that the Chief Compliance Officer deems appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person (other than a principal) may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper.

All violations of this Code of Ethics must be immediately reported to the Chief Compliance Officer.

I. Recordkeeping

The Company will maintain records (which shall be available for examination by the SEC staff) in accordance with the Company’s Recordkeeping Policy, and specifically shall maintain:

i. a copy of this Code of Ethics and any other preceding code of ethics that, at any time within the past five years, has been in effect in an easily accessible place;

ii. a record of any Code of Ethics violation and of any sanctions imposed for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place;

iii. a copy of each report made by an Access Person under this Code of Ethics for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

iv. a record of all persons who are, or within the past five years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least five years after the end of the fiscal year in which the report was submitted, the first two years in an easily accessible place; and

v. a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities acquired in an Initial Public Offering or Limited Offering, for a period of at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

J. Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside the Company.